LICENSE AGREEMENT FOR JOINT VENTURE WITH

SATELINX TRACKING SYSTEMS

THIS LICENSE AGREEMENT is made and entered into as of this 23rd day of March, 2005 ( the “Effective Date”), by and between SATELINX INTERNATIONAL INC., here-in-after “Licensor”, and SATELINX USA LLC., here-in-after “Licensee”.

RECITALS: WHEREAS. Licensee has an exclusive agreement with SATELINX international Inc., a Canadian Corporation that markets, manufactures and has designed a proprietary technology for vehicle tracking and asset based management.

WHEREAS, Licensor desires to grant to Licensee and Licensee desires to accept from Licensor, subject to the subjects and terms hereinafter set forth, a revocable exclusive license to market and offer for sale the Product solely in the territories described in exhibit “B”.

NOW,THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good, fair and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee do hereby agree as follows:

1.

DEFINITIONS

1.1

“Contract Quarterly Term” shall mean the respective, successive three month periods wherein the first such period beings on the Effective Date of this Agreement and extends for three (3) months thereafter.

1.2

“Contract Year” shall mean the twelve (120 month periods, each beginning on the Effective Date of This Agreement or the respective anniversaries of such Effective Date.

1.3

“Initial term” of this contract shall mean the period of 3 years beginning on the Effective date of This Agreement.

1.4

“Licensed marks shall mean those terms and designs listed in

Exhibit“A”of this Agreement and the goodwill associated therewith, when used as trademarks, regardless of the goods on which used.

1.5

“Licensed Product shall mean the Product

1.6

“Licensed Territory” shall mean the territory described in Exhibit “B”

1.7

“Master franchise fee” shall mean fee described in Exhibit “C”

2.0

LICENSE GRANT

2.1     The licensor hereby grants to Licensee, subject to the terms and conditions of this Agreement, an exclusive revocable license to use the Licensed Marks and Licensed product in connection with the operation of Licensee’s business and for no other purposes and only in the Licensed Territory. The rights granted to licensee hereunder are personal and may not be assigned, transferred or sublicensed by Licensee without the express written consent of the Licensor. Licensee will make no use of the Licensed Marks and licensed Product for any other purpose other than as set forth in this paragraph 2.1, nor shall it market or offer for sale the Licensed product and Licensed Marks outside the Licensed Territory, nor shall it knowingly permits its customers to do so.

2.2     Licensee herby acknowledges that Licensor does not have the right to use and  to license others to use  the Licensed Marks and Licensed product within the Licensed Territory.

2.3     For information concerning right of first refusal refer to exhibit D

      3.

     PAYMENT AND ROYALTIES.

     3.1

     Licensee shall pay a one time payment of seventy thousand euros (70,000 euros) for the setup of SATELINX USA LLC. In the USA and shall finance all operations of SATELINX  USA LLC. In the USA for 24 months solely at the expense of the  licensee.

3.2

Licensee shall pay to the Licensor no fees. Instead Licensee has agreed to give (50%) percent of the Licensee’s net profits generated from the Licensed product and Licensee’s residual based tracking operation used in its business each Contract year as long as Licensee remains a privately held corporation. For the purpose of joint venture under this License Agreement, the Licensed Product shall be deemed to have been sold when payment is received.

4.

   PAYMENTS AND REPORTING

4.1

 Payments due to Licensor hereunder shall be computer on the basis of each Contact Quarterly Term, and any and all fees due and payable to Licensor for any given Contract Quarterly Term shall be paid to Licensor within fifteen (15) days after the close of such Contract Quarterly Term. With each payment, Licensee shall submit a computer printout report by account, accompanied by copies of invoices by account, showing gross revenue generated from the Licensed Product during the preceding Contract Quarterly term.

 4.2

 Within sixty (60) days after the close of each Contract Year of this

Agreement, Licensee shall submit to Licensor a statement prepared by its Chief Financial Officer showing the gross revenue, net profit and computation of fees due to the Licensor for that Contract Year.

4.3

All sales reports and fee payments due to licensor under this

Agreement shall be made in U.S. Dollars.

4.4

Licensee shall keep complete and accurate records of sales from the

Use of the Licensed Product and licensed marks under this Agreement, which records shall be open to inspection by authorized representatives of Licensor at reasonable times during normal business hours of Licensee upon thirty (30) calendar days notice by Licensor to Licensee, but not more than three (3) times each Contract Year. Licensor may also appoint a Certified Public Accountant of Licensor’s choice for the purpose of auditing Licensee relevant records. Licensor shall pay the cost of such audit reveals that payments made by Licensee to licensor during the times between that audit and any previous audit are more than ten (10%) percent below the fee amounts that should have been paid, in which case Licensee shall pay the cost of such audit.

4.5

If the payments due to be paid according to paragraph 4.1 , above, are delayed beyond the time for payments set forth in said paragraph, Licensee shall pay, without special notice from Licensor, interest assessed from the last day of the Contract Quarterly Term for which the royalty payment is due, said interest being at the rate of one (1%) percent per month, compounded, such interest being in addition to and not exclusive of any other remedies set forth in this Agreement for late payment or nonpayment.

4.6

As consideration for the rights herein granted, the Licensee undertakes and agrees to commit to the Licensor that it shall purchase and sell a minimum of one thousand (1,000) units of the product by the end of the first year since the start of its operations. As well the Licensee further engages itself to purchase and sell by the end of the second year since the start of its operations additional units of the product to achieve a minimum cumulative requirement of FIFTEEN thousand (15,000) units by the end of the second year. Finally the Licensee commits to a grand total of cumulative units purchased and sold of the product totaling a minimum of fifty thousand (50,000) units by the end of the year five since that start of its operations.

If the Licensee breaches any of the terms and provisions regarding the performance clause as stated above, and where the Licensee fails to remedy the same within (90) days of the receipt of written notice from the Licensor informing the Licensee of the breach, then upon expiration of the (90) day period, this Agreement shall in all respects cease and terminate,  and the Licensee shall have no further rights hereunder.

5.          QUALITY CONTROL

5.1

     Licensee shall be permitted to use the Licensed marks and Licensed

Product in accordance with standards, specification and instructions approved by the Licensor, and only in relation to such Licensed product.

5.2          The Licensor shall have the right, at all reasonable times, to inspect the Licensed Product and licensed marks used by licensee, on the premises of Licensee and elsewhere, as the Licensor considers necessary to carry out the purposes of inspection as part of an appropriate program of quality control

             5.3          Licensee shall submit to the licensor for approval, in the manner in which the Licensor shall direct all marketing materials and advertising displays and other materials on which the Licensed Product and Licensed marks appear, and licensee specifically agrees to make any changes to any such marketing materials, advertising displays and other material as required by the licensor.

5.4

Licensee shall comply with all laws, regulations and interpretations thereof pertaining to the sale and distribution of the Licensed Product and licensed marks.

6.

BEST EFFORTS

6.1

       Licensee shall cooperate with Licensor and use its best efforts in connection with the distribution, sale and offering for sale of the Licensed Product and Licensed marks in order to maximize sales of the Licensed Product and licensed Marks in the Licensed territory. Such best efforts of Licensee shall be exerted in cooperation with Licensor to develop, produce and market the Licensed Product and Licensed Marks on and/or in connection with which Licensee may use such Licensed marks and Licensed Product.

7.     RECOGNITION OF OWNERSHIP

        7.1         Licensee expressly recognizes the Manufacturer's exclusive title to the Licensed marks and Licensed product and the goodwill associated with those Licensed marks and Licensed Product and shall not at any time do or permit to be done any action or thing that will in any way impair the rights of the Licensor in and to the Licensed Marks and Licensed Product. It is understood that Licensee shall not acquire and shall not claim any title to the Licensed Marks and Licensed product adverse to the Licensor by virtue of the license granted to Licensee or through Licensee's use of the Licensed Marks and Licensed Product because it is the intention of the parties that all use of the Licensed Marks and Licensed Product by Licensee shall at all times inure to the benefit of the Licensor.

        7.2        Licensee, if requested by the Licensor, will execute and file, at the Licensor's expense, applications for registration of any Licensed marks and the Licensed Product and the Licensee further expressly agrees that Licensee will, immediately upon filing any applications for registration  of any of the Licensed Marks or Licensed Product, assign to the Licensor the applications and all rights and goodwill in the Licensed Marks and the licensed product.

8.     INFRINGEMENT

         8.1            Licensee shall inform the Licensor promptly of any infringements or of any acts of unfair competition affecting The Licensed Marks and Licensed product that come to the attention of Licensee. The Licensor will have the exclusive right, but not the obligation, to initiate and control proceedings against any such infringement or acts of unfair competition. In the event that the Licensor decides to initiate proceedings against any such infringement and acts of unfair competition, Licensee agrees to assist the Licensor in whatever manner the Licensor may direct, at the expense of the Licensor.

9.     PROTECTION OF THE LICENSOR

        9.1             Licensee is to be considered a Joint venture partner of the Licensor, and licensee shall not have the power to bind or obligate the Licensor in any way.

       9.2            Licensee shall hold the Licensor harmless and indemnify the Licensor from any and all claims, demands, liability for loss, or loss pertaining to the manufacture, offer for sale, sale, or use by others of the Licensed Product and Licensed Marks, including any claims, demands, liability for loss or loss relating to violation of any laws, regulations or interpretations thereof pertaining to the manufacture, sale and distribution of the Licensed product and Licensed Marks. Licensee shall obtain and maintain at its expense, during the term of this Agreement and any extensions thereof, product liability insurance covering the Licensed Product and Licensed marks in the coverage amounts of Two Million Dollars ($2,000,000) U.S.D. per occurrence and One Million ($1,000,000) Dollars aggregate, with the Licensor being included as a named insured party.

10.    TERM AND TERMINATION

         10.1         This Agreement shall have an initial term of three (3) years form the Effective Date stated above. If neither party elects to terminate with thirty (30) days notice prior to the end of the Initial Term of this Agreement, Licensee shall have the right and option to renew this agreement for additional one (1) year terms, on the same terms and conditions contained herein. If no such option is asserted by Licensee at least six (6) months prior to the end of the Initial Term of this Agreement, this option of renewal by Licensee can be waived by Licensor and will become void.

         10.2         In the event that Licensee substantially fails to perform its obligations required to be performed under this Agreement after written notice to so perform has been given by the Licensor, and if any such failure to perform continues for sixty (60) days after receipt of such written notice from the Licensor, the Licensor shall have the right to declare Licensee in breach of this Agreement and to terminate the license granted under this Agreement immediately by written notice to Licensee of such termination at any time after the expiration of such sixty (60) day period.

         10.3          The foregoing notwithstanding, the license granted under this Agreement shall terminate automatically and immediately upon the execution of behalf of Licensee of a petition in bankruptcy to be filed by Licensee, or the execution of a  petition in bankruptcy against Licensee, or the entry of Licensee into liquidation, receivership, or trusteeship, or the making of a composition by Licensee with its creditors, or the sale or transfer by Licensee of the production of Licensee's  business to any other entity no controlled by Licensee.

         10.4            Licensor also shall be entitled to terminate this Agreement immediately and without prior notice for "cause (as defined below) by written notice thereof given to Licensee, whereupon the License and all rights of Licensee hereunder shall be terminated effective as of the date upon which Licensee receives, or is deemed to receive, the written notice. As used herein, "cause" shall be defined as follows:

             (i) any conduct by Licensee which involves deceit, fraud, theft or other dishonesty; (ii) Licensee's willful violation of any laws applicable to Licensee; or (iii) if the performance of this Agreement cause Licensors or Licensee to be in violation of any applicable laws.

         10.5               In the event of termination of this Agreement for any reason, Licensee shall immediately discontinue any use of the Licensed Product and the Licensed Marks and shall cease immediately any use or display of the Licensed Marks and Licensed Product, including, without limitation, termination of the use of any advertising or promotional material, packaging  or other documents or things displaying the Licensed Marks and the Licensed Product and shall make no further representation or statement that Licensee is in any way approved, endorsed, or authorized by the to use the Licensed Marks and Licensed Product for any purpose whatsoever.

           10.6              Within thirty (30) days following the Effective Date of termination of the license granted under this Agreement, Licensee shall provide Licensor with a written statement setting forth the number and description of Licensed Product and Licensed Mark then in possession of Licensee, on order or in the process of use as of the Effective Date of termination. Licensor agrees to pay Licensee for all Licensed Product and Licensed Mark then in possession of Licensee, whether on order or in the process of use at the price that Licensee paid. Except as specifically  provided in this paragraph, upon such termination of the Agreement , all of the rights of Licensee under the license granted in this Agreement shall terminate immediately  and shall revert immediately to Licensor, and all fees on sales of Licensed Product and Licensed Marks thereforeto made shall become due and payable in accordance with the terms of this Agreement.

11.     INDEMNIFICATION

          11.1            Licensee shall indemnify and hold Licensor harmless from and against any and all direct losses, claims, demands, costs, damages or liabilities (including, without limitation, reasonable attorneys' fees and expenses, both trial and appellate) incurred by Licensor as a result of the license herein granted. This indemnification obligation shall survive the termination of this Agreement.

12.      NOTICE

           12.1           All notices and other instruments given pursuant to this Agreement shall be in writing and shall be deemed duly served and given when received if hand delivered to or mailed by overnight delivery service within three (3) days after being mailed by prepaid registered or certified ail, return receipt requested, addressed to:

                               As to Licensor:         SATELINX INTERNATIONAL INC.

                                                                 809 Deslauriers

                                                                 Ville St. Laurent, Quebec

                                                                 Canada H3N-1X3

                               As to Licensee:

           12.2      Nothing contained herein shall be construed as prohibiting the parties respectively from changing the place at which notice is henceforth to be given, but no such change shall be effective unless an until it shall have been accomplished by written notice given in the manner set forth in this paragraph.

13.      ASSIGNMENT

           13.1         Neither this Agreement nor any of Licensee's rights or interest hereunder may be assigned, transferred or sublicensed by Licensee without the prior written consent of Licensor, which consent will not be unreasonably withheld but will still remain in the sole and absolute discretion of Licensor. This Agreement shall bind and insure to the benefit of the parties hereto and there permitted successors and assigns.

14.      MISCELLANEOUS PROVISIONS

           14.1        This Agreement may be executed in any number of counterparts, each of which when executed and delivered, shall be an original, but such counterparts together shall constitute one and the same instrument. A facsimile signature of any party to this Agreement shall be deemed an original for all purposes.

          14.2      The parties agree to execute all further instruments and take all such further action that may be reasonably required by any party to fully effectuate the terms and provisions of this Agreement.

         14.3          Each paragraph, clause or part of this Agreement is severable from every other paragraph, clause or part thereof, and the illegality, as determined by a court of competent jurisdiction of any paragraph, clause or part thereof shall not cause the remainder of the Agreement to fail, rather the remainder shall continue by the parties' actions as agreed.

        14.4      The captions or headings of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or of any provision hereof. Whenever the context permits, singular shall include the plural and one gender shall include all.

        14.5          This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof. no prior or personal agreements or representations shall be binding upon any of the parties hereto unless incorporated in this Agreement. No modification or changes in this Agreement shall be valid or binding upon any parties unless in writing, executed by the parties to be bound thereby. No failure by either of the parties to insist upon strict performance of any covenant, term or condition of this Agreement shall constitute a waiver thereof.

        14.6          All parties herein have been represented by legal counsel and have had equal input to the drafting of this Agreement. In connection with litigation between the parties for any matter arising out of this Agreement, the prevailing party in such litigation shall be entitled to recover against the other party reasonable attorneys' fees and related costs.

         14.7         This Agreement shall be construed and governed in accordance with the laws of the United States of America. Venue and jurisdiction with respect to enforcement of this Agreement shall be in the courts of competent jurisdiction in the state of New York, USA, and each party hereby consents to and waives any objections to such venue and jurisdiction.

        14.8           In the event of a dispute under this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys' fees and related costs, both trial and appellate.

        IN WITNESS HEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

        14.9            Force Majeur- Neither party hereto shall be liable to the other for any failure to perform or a delay in performance of its obligations hereunder caused by an ACT OF GOD, outbreak of hostilities, riots, civil disturbances, act of terrorism, the act of any government or authority (including any revocation or any license or consent), fire, explosion, flood, for or bad weather, default of suppliers or sub0contractors, theft, malicious damage, strike, lock-out or industrial action of any kind, cause or circumstances beyond its reasonable control.

Licensor:

                                                            SATELINX INTERNATIONAL INC.

                                                            By: /s/ Sam Grinfeld

                                                            Name: Samuel Grinfeld

            Title: CEO

                                                            By: /s/ Nicolas Anthis

                                                            Name: Nicolas Anthis

                                                            Title: VP CORPORATE AFFAIRS

                                                            Licensee:

                                                            By: /s/ Stephan deMello

                                                            Name: Stephan deMello

                                                            Title: President & CEO

EXHIBIT "A"

LICENSED MARKS

SATELINX TRACKING SYSTEM

SATELINX Tracking software

SATELINX Mapping software

SATELINX Database software

SATELINX Hardware and components

Any and all products, intellectual property, software, programs or processes, for sale or for internal use, now in existence or developed in the future by SATELINX INTERNATIONAL INC.

EXHIBIT "B"

EXCLUSIVE TERRITORY

The exclusive territory that has been agreed upon by both parties for a franchise operation is the country of United States of America and Puerto Rico.

EXHIBIT "C"

INITIAL LICENSING FEE

There will be no licensing fees set forth due to the preliminary joint venture agreement agreed upon by both the Licensor and the Licensee. And the preliminary letter of intent signed by the Licensor and the Licensee shall be amended into this contract set forth.